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                                 LAW OFFICES OF
                             KELLER ROHRBACK L.L.P.
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                  A PROFESSIONAL LIMITED LIABILITY PARTNERSHIP



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                                                                      EXHIBIT 8



                                 March 31, 2004

Cascade Financial Corporation           Issaquah Bancshares, Inc.
2828 Colby Avenue                       1055 NW Maple Street
Everett, WA  98201                      P.O. Box 1263
                                        Issaquah, WA  98027


         Re:      Bank Merger/Tax Consequences

Ladies and Gentlemen:

         This letter responds to your request for our opinion as to certain of the federal income tax consequences of the proposed merger (the "Merger") of Issaquah Bancshares, Inc. ("Issaquah") into Cascade Financial Corporation ("Cascade") in exchange for cash and Cascade common stock. The time at which the Merger becomes effective is hereafter referred to as the "Effective Date." This opinion is being delivered in connection with Cascade's Registration Statement on Form S-4 relating to the proposed Merger (the "Registration Statement") to which this opinion appears as an exhibit.

         We have acted as legal counsel to Cascade in connection with the Merger. In acting as counsel to Cascade in connection with the Merger, we have, in preparing our opinion, as hereinafter set forth, participated in the preparation of the Merger Agreement and the preparation and filing of the Registration Statement. For the purpose of rendering this opinion, we have examined and relied upon originals, certified copies, or copies otherwise identified to our satisfaction as being true copies of the originals of the following documents, including all exhibits and schedules attached to them:

     1. The Agreement and Plan of Merger dated as of February 11, 2004, between Cascade, Cascade Bank, Issaquah and Issaquah Bank (the "Merger Agreement").

     2. Form S-4 Registration Statement and Prospectus of Cascade filed with the Securities and Exchange Commission on or about March 31, 2004.

     3. The Proxy Statement of Issaquah (included as part of the Registration Statement).

     4. Such other documents, instruments, records and information pertaining to the Merger as we have deemed necessary for rendering our opinion.

         We have assumed, without independent investigation or review, the accuracy and completeness of the facts and representations and warranties contained in those documents or




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March 31, 2004                                           KELLER ROHRBACK L.L.P.
Page 2

otherwise made known to us through the Effective Date of the Merger, and that the Merger will be effected in accordance with the terms of the Merger Agreement.

         Our opinion is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, administrative interpretations, and judicial precedents as of the date hereof. If there is any subsequent change in the applicable law or regulations, or if there are subsequently any new applicable administrative or judicial interpretations of the law or regulations, or if there are any changes in the facts or circumstances surrounding the Merger, the opinion expressed herein may become inapplicable.

         Based upon our review of the facts described above and our analysis of the law, and subject to the qualifications and limitations set forth herein, and the completion of the transactions described in the manner contemplated by the Merger Agreement, it is our opinion that:

         A. The Merger will be treated as a reorganization under Section 368(a)(1)(A) of the Code and Cascade and Issaquah will each be a party to that reorganization within the meaning of Section 368(b) of the Code; provided, however, that at least fifty percent (50%) of the sum of (1) the Aggregate Consideration (as defined in section 1.3(A) of the Merger Agreement) payable in cash and Cascade common stock to the Issaquah shareholders in the Merger and
(2) any additional cash paid with respect to Issaquah options pursuant to section 1.5 of the Merger Agreement, is paid in Cascade common stock.

         B. Provided the Merger satisfies the condition in the foregoing paragraph that at least 50% of the total consideration for the Merger is paid in Cascade common stock, it is further our opinion that the material federal income tax consequences of the Merger will be:

            1. Parties. No gain or loss will be recognized by Cascade or Issaquah as a result of the Merger.

            2. Shareholders of Issaquah. We hereby confirm our opinion set forth in the discussion contained in the Registration Statement under the caption
"The Merger - Certain Federal Income Tax Consequences".

         We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign law, or with respect to other areas of United States federal taxation. We are members of the Bar of the State of Washington, and we do not express any opinion herein concerning any law other than the federal law of the United States.

         Our opinion is intended solely for the benefit of Cascade and Issaquah, and their respective shareholders, and may not be relied upon for any other purpose or by any other person or entity or made available to any other person or entity without our prior written consent.




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March 31, 2004                                           KELLER ROHRBACK L.L.P.
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         We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement and the reference to us in the Proxy
Statement/Prospectus under the heading "The Merger - Certain Federal Income Tax Consequences" and "Legal Opinions." By giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                                Sincerely,




                                                /s/  KELLER ROHRBACK L.L.P.